Exhibit 10.52

AMENDMENT NUMBER SIX TO THE
METLIFE LEADERSHIP DEFERRED COMPENSATION PLAN

(As amended and restated with respect to salary and Cash Incentive Compensation January 1,
2005, and with respect to Stock Compensation April 15, 2005)

The MetLife Leadership Deferred Compensation Plan is hereby amended, effective January 1, 2011, as follows:

1. Section 8 is hereby amended to read as follows:

"8.
Matching Contribution. If a Participant has a valid deferral election to make contributions to SIP or the MetLife Bank 401(k) Plan throughout a calendar year, the Participant's Matching Contribution Account shall be credited with the amount of Matching Contributions (if any) with which the Participant's SIP or MetLife Bank 401(k) Plan account would have been credited under the terms and provisions of such plans (as applicable) without application of certain Tax Code limitations under Code sections 415 and 401(a)(17) with respect to compensation deferred into this Plan. Notwithstanding the foregoing, no Matching Contributions shall be credited in favor of a Participant during the suspension of such Participant's deferrals pursuant to Section 4.7 of this Plan. A Participant's Matching Contribution Account shall vest or be forfeited to the same extent, and on the same vesting schedule, that such Matching Contributions would have vested or been forfeited under the terms of the qualified 401(k) plan that the Participant actively participated in at the time of deferral, notwithstanding, any accelerated vesting under the SIP or MetLife Bank 40I(k) Plan for individuals who transfer employment between MetLife and MetLife Bank. If a Participant transfers employment during a calendar year between MetLife and MetLife Bank, then the Matching Contributions attributable to deferrals made while they were participating in SIP will maintain the vesting schedule under SIP. Likewise, Matching Contributions attributable to deferrals made while participating in the MetLife Bank 401(k) Plan will maintain the vesting schedule under the MetLife Bank 401(k) Plan.

2. Section 21 is hereby amended to read as follows:

"21.
Claims. Claims for benefits and appeals of denied claims under the Plan shall be administered in accordance with Section 503 of ERISA, regulations thereunder (and any other law that amends, supplements, or supersedes said section of ERISA), and any procedures adopted by the Plan Administrator. The claims procedures referenced above are incorporated in this Plan by this reference. For the avoidance of all doubt, the Plan Administrator or his or her designee has full discretion to make any and all required determinations necessary to determine any matter requiring interpretation or determination under this Plan.

IN WITNESS WHEREOF, the Plan Administrator has caused this Amendment to be adopted this 27th day of December, 2011.

PLAN ADMINISTRATOR
/s/ Andrew J. Bernstein
Andrew J. Bernstein

ATTEST:
/s/ Danielle Hodorowski